Exhibit 10.3

November 26, 2018

F. Carsten Thiel, PhD

14 Charcoal Hill Road

Westport, CT 06880

Re: Confidential Separation and General Release Agreement

Dear Carsten:

This Confidential Separation and General Release Agreement (the “Agreement” or “Separation Agreement”) confirms our mutual agreement regarding the terms and conditions of your separation from employment with Abeona Therapeutics Inc. (the “Company”). You and the Company (each referred to herein individually as a “Party” and together as the “Parties”) agree as follows:

1.	Employment. Your last day of employment with the Company will be November 26, 2018 (“Last Day of Employment”). You will continue to receive your regular benefits and salary at your regular rate of pay through your Last Day of Employment. Thereafter, you may elect to continue coverage under certain Company health plans through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If you timely and properly elect COBRA continuation coverage, provided you timely submit documentation of your monthly COBRA payment to the Company, you shall be reimbursed for the cost of COBRA coverage for six (6) months or until you obtain health benefits through new employment, whichever is sooner. In the event you secure new employment prior to the end of the six (6) month period, you agree that you will notify the Company for the purpose of terminating your COBRA reimbursement.

2.	Consideration. In consideration for your release of claims set forth in Paragraph 3 hereof, to the maximum extent permitted by law, the Company hereby waives, releases and forever discharges you from any and all claims against you legally capable of being waived and currently known to the Company, based upon or arising from any fact or set of facts up until the date of execution of this Agreement, arising out of or relating in any way to any allegations made against you during your employment with the Company; provided, however, that the Company does not hereby waive any right it has under this Agreement or any claim arising after execution of this Agreement, and further does not waive any act or omission by you constituting: (i) fraud or a crime; or (ii) a violation of regulations applicable to the Company.

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3.	Release.

a.	In exchange for the consideration set forth in Paragraph 2 hereof, to the maximum extent permitted by law, you hereby waive, release and forever discharge the Company and each of its past, present and future parents, subsidiaries, and affiliates, and each of its and their respective past, present and future directors, officers, members, managers and employees in their personal and professional capacities, contractors, equityholders, trustees, representatives, agents, advisors, employee benefit plans (and such plans’ administrators, fiduciaries, trustees, recordkeepers and service providers), successors (through acquisition, merger or otherwise) and permitted assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”), from any and all claims legally capable of being waived, grievances, injuries, torts or unlawful conduct of any kind, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, which you now have, have ever had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to you, arising at any time prior to the date you execute this Agreement including, without limitation, claims arising out of or relating in any way to your employment with the Company or any of the other Company Releasees, or other associations with the Company or any of the other Company Releasees, or any termination thereof, or any allegations made against you during your employment with the Company. Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the maximum extent legally capable of being waived, based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the New York State Executive Law, including its Human Rights Law, the New York City Administrative Code, including its Human Rights Law, the New York Labor Law, and the New York State Constitution, including all amendments thereto.

b.	Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting (i) any claim or right you may have under COBRA; (ii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iii) any claim for indemnity under applicable Company bylaws or policies; or (iv) any claim or right you may have under this Agreement.

4.	No Entitlement to Future Employment. You acknowledge and agree that this Agreement waives and releases any entitlement you may have to apply for or seek future employment with the Company or any other Company Releasee. Accordingly, you agree that you will not apply for or seek future employment with the Company or any other Company Releasee.

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5.	Cooperation. To the maximum extent permitted by law and subject to Paragraph 8(c)(i)-(iii), you agree to reasonably cooperate with and assist the Company in connection with any investigation, regulatory matter, lawsuit or arbitration in which the Company is a subject, target or party and as to which you may have pertinent information. You agree that you shall make yourself reasonably available for preparation for hearings, proceedings or litigation and for attendance at any pre-trial discovery and trial sessions. You further agree to perform all acts and to execute any and all documents that may reasonably be necessary to carry out the provisions of this Paragraph 5.

6.	Return of Property/Materials. By November 30, 2018, you agree to promptly return to the Company all of its property, including, but not limited to, computers, PDAs, cell phones, files, documents, identification cards, credit cards, keys, equipment, software and data, however stored. You further agree to permanently delete all Company information and material from any personal email, PDA or other computer or storage device. You further agree that prior to executing this Agreement you have conducted a diligent search for any communications, emails, documents, texts, messages videos, photos or other material related to the Company and/or any allegations made against you while employed by the Company and that you have provided those materials to the Company General Counsel, Neena Patil via electronic mail, hand delivery or Federal Express pursuant to Paragraph 14(f), and you further represent and warrant that you have permanently deleted all such communications, emails, documents, texts, messages, videos, photos and other material related to the Company from all personal PDAs, computers, email accounts, cloud storage and/or other devices or mediums. You agree that, if you discover or receive any Company property or materials related to the Claims after signing this Agreement, you will return it to the Company or the Company General Counsel, Neena Patil within 48 hours of discovery or receipt. You further agree that any breach of this provision shall constitute a material breach of this Agreement.

7.	No Additional Entitlements. You agree that, other than as provided for in this Agreement you have received all entitlements due from the Company relating to your employment with the Company, including, but not limited to, all wages earned, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement. You expressly agree that you waive, and have no entitlement to any severance, bonus or other compensation under your employment agreement with the Company dated March 29, 2018 (the “Employment Agreement”).

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8.	Confidentiality/Non-Disparagement/Non-Publication.

a.	Continuing Obligations. Subject to Paragraph 8(c)(i)-(iii), you hereby acknowledge the existing obligations, and the legal enforceability of such obligations, contained in (i) the Employment Agreement, including, without limitation, paragraph 4 (“Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights”) including each of its subparts, and paragraph 6 (“Non-Disparagement”); and (ii) any agreements you have entered into during your employment with the Company requiring you to maintain confidentiality. You agree to be bound by the agreements in Paragraph 8(a)(i) – (ii) and acknowledge that their terms and conditions remain in full force and effect. Notwithstanding the foregoing, provided that you comply with your obligations herein, the Restriction Period, as defined in the Employment Agreement, shall be reduced to six (6) months with respect to your non-competition obligations only, as set forth in paragraph 4.3 of the Employment Agreement. The Restriction Period shall remain one (1) year with respect to all other applicable provisions in the Employment Agreement.

b.	Agreement Not to Disparage. Subject to Paragraph 8(c)(i)-(iii), you further agree that, in addition to your obligations contained in Paragraph 8(a) hereof, you shall not, directly or indirectly, at any time make, publish or communicate, or cause, direct, induce, or encourage any other person, entity or other third party to make, publish or communicate, whether anonymously or not, any statement, observation, opinion or information, whether verbal or written, of a defamatory or disparaging nature regarding, or that is likely in any way to harm the reputation of, embarrass, humiliate or otherwise cause or contribute to their being held in disrepute, the Company or any other Company Releasee, the business or products of the Company or any other Company Releasee, or any of the Company’s or any other Company Releasee’s respective employees, officers, directors, contractors, equityholders, members, agents, representatives, agents, advisors, successors or permitted assigns. Subject to Paragraph 8(c)(i)-(iii), the Company agrees to instruct its Board of Directors and executive officers not to publish or communicate any statement of a defamatory or disparaging nature regarding you.

c.	Permitted Conduct; DTSA.

i.	Nothing in this Agreement shall prohibit or restrict you from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to you individually (and not directed to Company or any of its affiliates) from any such Governmental Authorities; (c) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law.

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ii.	Pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i)(1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; (ii) to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

iii.	Furthermore, this Agreement does not require you to obtain prior authorization from the Company before engaging in any conduct described in Paragraph 8(c)(i)-(ii), or to notify the Company that you have engaged in any such conduct.

9.	Additional Acknowledgement. You acknowledge and agree that you are not aware of any facts or circumstances that you believe may constitute a violation of the Company’s or Company Releasees’ legal obligations under the Sarbanes-Oxley Act, the False Claims Act, or similar law and/or the whistleblower provisions of any state or federal law or regulation. You further represent that you have no knowledge of any violation by the Company of any law or regulation applicable to the Company or its business.

10.	Non-Admission. It is understood and agreed that neither the execution of this Agreement, nor the terms of this Agreement, constitute an admission of liability to you, or of any wrongdoing or misconduct of any kind, by the Company or any other Company Releasee, and such liability, wrongdoing or misconduct is expressly denied. It is further understood and agreed that no person shall use this Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, wrongdoing or misconduct of any kind, inasmuch as such liability, wrongdoing or misconduct is expressly denied.

11.	Acknowledgments. You hereby acknowledge that:

a.	the Company advises you to consult with an attorney before signing this Agreement;

b.	you have obtained independent legal advice from an attorney of your own choice with respect to this Agreement;

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c.	you freely, voluntarily and knowingly entered into this Agreement after due consideration;

d.	you have had a reasonable period of time to review and consider this Agreement; and

e.	no promise or inducement has been offered to you, except as expressly set forth herein or contemplated hereby, and you are not relying upon any such promise or inducement in entering into this Agreement.

12.	Revocation by the Company. If you fail to execute and return this Agreement to the Company by November 30, 2018, the promises and agreements made by the Company herein will be revoked.

13.	Dispute Resolution.

a.	The Parties each agree that with respect to any all claims that you or the Company now have or in the future may have against the other, including, without limitation, contract claims, tort claims, claims for compensation, penalties or restitution and any other claim under any federal, state or local statute, constitution, regulation, rule, ordinance or common law, in each case, directly or indirectly arising out of or related to this Agreement, your relationship with the Company, your employment with the Company or the termination of your employment with the Company (collectively “Covered Claims”) the claimant agrees to notify the other Party in writing of any Covered Claim within five (5) days of becoming aware of such Covered Claim so that the Parties can attempt in good faith to resolve such Covered Claim informally. Such notice must include a detailed description of the nature or basis of the Covered Claim, and the specific relief sought.

b.	To the extent that any Covered Claims cannot be resolved pursuant to Paragraph 13(a), and except with respect to any claim (i) that is expressly precluded from arbitration by a governing federal law or by a state law that is not preempted by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”); or (ii) that seeks injunctive or other equitable relief in aid of arbitration, such Covered Claims are subject to and will be resolved by binding arbitration. The Parties irrevocably consent and agree that (i) any arbitration will occur in the State of New York; (ii) arbitration will be conducted confidentially in accordance with the then-current arbitration rules and procedures of the AAA (and its then-existing emergency relief procedures to the extent either Party seeks emergency relief prior to the appointment of an arbitrator), unless those rules or procedures conflict with any express term of this Agreement, in which case this Agreement shall control; (iii) the federal courts sitting in the State of New York, have exclusive jurisdiction over any appeals and the enforcement of an arbitration award; and (iv) the state or federal courts sitting in the State of New York have exclusive jurisdiction over any claim that is not subject to arbitration, and in such case, the rights and obligations of the Parties will be governed by, and construed and enforced, both substantively and procedurally, in accordance with, the laws of the State of New York without regard to choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction). Each party shall pay the fees of its attorneys, the expenses of its witnesses, and any other costs and expenses that the party incurs in connection with the arbitration, but all other costs of the arbitration, including the fees of the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs shall be paid one half by the Company and one half by you. Notwithstanding the foregoing, the arbitrator may, in his discretion, award reasonable attorneys’ fees (in addition to any other damages, expenses or relief awarded) to the prevailing party. EACH PARTY HEREBY IRREVOCABLY CONSENTS AND AGREES TO ARBITRATE ANY COVERED CLAIMS THROUGH BINDING ARBITRATION, AND FOREVER WAIVES AND GIVES UP ITS RIGHT TO HAVE A JUDGE OR JURY DECIDE ANY COVERED CLAIMS.

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14.	Miscellaneous.

a.	Entire Agreement; Amendment. This Agreement, together with the agreements referenced in Paragraph 8(a), contains the entire agreement, arrangement and understanding of the Parties with respect to the subject matter hereof, and supersedes and preempts any and all prior or contemporaneous agreements, arrangements or understandings, whether verbal or written, between the Parties with respect to the subject matter hereof. This Agreement may not be amended, changed or modified except by an instrument in writing, signed by you and an authorized representative of the Company. The Parties agree that no promise or inducement has been offered to them, except as expressly set forth herein or contemplated hereby, and the Parties are not relying upon any such promise or inducement in entering into this Agreement.

b.	Governing Law. This Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof; provided, however, that the Parties’ agreement to arbitrate as set forth in Paragraph 13 hereof, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

c.	Severability. If any one or more of the terms, provisions, covenants or restrictions contained in this Agreement shall be determined in an arbitration proceeding conducted pursuant to Paragraph 13 hereof to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the Parties will attempt to agree upon a valid, legal and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

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d.	Breach. You acknowledge and agree that if you breach any of your commitments or representations to the Company in this Agreement, and provided you have received written notice of such breach from the Company and a period of thirty (30) days following receipt of such notice to cure such breach (if susceptible to cure), the Company may seek any remedy or damages available to the Company as permitted by law.

e.	No Waiver. A waiver by either Party of a breach of any term or provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

f.	Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given (i) on the date delivered if personally delivered or (ii) on the date targeted for delivery if delivered by a nationally recognized overnight courier or similar courier service, in each case, as the case may be, to the Company’s or your respective counsel at the addresses set forth below or such other address as the Company or you may in the future specify in writing.

If to Abeona Therapeutics Inc.:

Morgan Lewis, & Bockius LLP

Attention: David McManus, Esq.

101 Park Avenue

New York, New York 10178-0060

If to Dr. Thiel:

Walden Macht & Haran LLC

Attention: Milton L. Williams Jr.

One Battery Park Plaza, 33rd Floor

New York, NY 10004

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g.	Public Filing of Agreement. You acknowledge that this Agreement will be publicly filed with the SEC consistent with the Company’s obligations as a public company.

h.	Counterparts. This Agreement may be executed in one or more counterparts, and by electronic signature, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

i.	Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of each of the Parties and their respective successors and permitted assigns. You may not assign this Agreement, in whole or in part, or delegate any of your duties or obligations under this Agreement, without the Company’s prior written consent.

j.	Headings. The Paragraph headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

k.	Effective Date. This Agreement shall become effective upon your execution and return of this Agreement to the Company.

[This space intentionally left blank – Signature page follows]

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If the above accurately states our agreement, including the separation, waiver and release, kindly sign below and return the original Agreement to me no later than November 30, 2018.

Sincerely,

ABEONA THERAPEUTICS INC.

By:
Name:	Neena M. Patil
Title:	General Counsel

Date:

UNDERSTOOD, AGREED TO AND
ACCEPTED WITH THE INTENTION
TO BE LEGALLY BOUND:

F. CARSTEN THIEL, PhD

By:
Name:	F. Carsten Thiel, PhD

Date:

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